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                                                                   EXHIBIT 10.74


                                 EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the 31st day of December, 1997, by and between Foundation Health Systems, Inc., a Delaware corporation ("Parent") and Robert L. Natt (the "Executive").

     WHEREAS, Parent and PHS have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 8, 1997, pursuant to which, among other things, a wholly owned subsidiary of Parent will be merged with and into Physicians Health Services, Inc. ("PHS") as of the "Effective Time," as defined in the Merger Agreement (such transaction, the "Merger");

     WHEREAS, the Executive is currently serving as President and Co-Chief Executive Officer of PHS and the Board of Directors of Parent (the "Board") desires to secure the continued employment of the Executive in accordance herewith;

     WHEREAS, PHS is party with the Executive to an employment agreement, effective as of October 29, 1996, and a conditional employment agreement, effective as of March 13, 1995 (such agreements, collectively, the "Prior Agreements");

     WHEREAS, Parent desires to employ the Executive, and the Executive desires to be employed by Parent, on the terms and conditions herein set forth and in lieu of the terms and conditions of the Prior Agreements; and

     WHEREAS, the parties desire to enter into this Agreement effective as of the Effective Time, setting forth the terms and conditions for the employment relationship of the Executive with Parent and PHS;

     NOW, THEREFORE, in consideration of the mutual premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1.   OPERATION OF AGREEMENT; EMPLOYMENT AND TERM

          (a) This Agreement shall be effective and binding immediately upon its execution by all parties hereto, but anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative

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unless and until the Effective Time occurs.  Upon the occurrence of the
Effective Time, without further action, this Agreement shall become immediately operative.

          (b) EMPLOYMENT. Parent agrees to employ the Executive, and the Executive agrees to be employed by Parent, in accordance with the terms and provisions of this Agreement.

          (c) TERM. The term of this Agreement (the "Term") shall commence on the date (the "Effective Date") on which the Effective Time occurs and shall continue until December 31, 2000 (such period, the "Initial Term"); PROVIDED, HOWEVER, that, commencing on January 1, 2001 and each successive January 1 thereafter, the Initial Term shall automatically be extended for one (1) additional year unless, not later than July 1 of the preceding year, either party shall have given notice (i) of nonrenewal of the Term or (ii) that such party wishes to renegotiate the terms of this Agreement.

     2.   DUTIES AND POWERS OF EXECUTIVE.

          (a) POSITION AND DUTIES. For the period during which the Executive provides services to Parent under this Agreement (the "Employment Period"), the Executive shall be responsible for and manage the tri-state (New York, Connecticut and New Jersey) operations of Parent. The Executive in this capacity agrees to use his best efforts during the Employment Period to protect, encourage and promote the interests of Parent and to perform such other duties consistent with his position that may be reasonably assigned to him by the President or Chief Executive Officer of Parent and/or by the Board. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to carry out his duties and responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, as long as such activities do not materially interfere with the performance of his duties and responsibilities with Parent in accordance with this Agreement.

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          (b)  LOCATION.  The Executive's services shall be performed primarily at One Far Mill Crossing, Shelton, Connecticut, 06484 (the "Principal Place of Employment"), or in such other place as such offices are relocated. Throughout the Employment Period, the Executive shall be provided with appropriate office space and secretarial services commensurate with his title and position.

     3. COMPENSATION. The Executive shall receive the following compensation for his services hereunder to the Company:

          (a) SALARY. During the Employment Period, the Executive's annual base salary ("Base Salary") shall be $320,000, payable in accordance with Parent's general payroll practices as in effect from time to time.

          (a)  CASH-BASED INCENTIVE COMPENSATION.

               (i) GENERAL. During the Employment Period, the Executive shall be eligible to participate in Parent's short-term and long-term incentive compensation plans, including equity-based compensation plans, on a basis no less favorable than that of other similarly situated executives of Parent. The Executive hereby acknowledges that the Compensation and Stock Option Committee of the Board (the "Committee") has sole discretion to determine the amount of annual cash bonus or other incentives that may be earned by the Executive under Parent's Annual Management Bonus Plan (as adopted by the Committee on June 6,
1997) or any other such plan in which the Executive may participate during the Employment Period; however, Parent hereby agrees to recommend to the Committee that the Executive's annual cash bonus for that annual period of the Term commencing on January 1, 1998, will be targeted to 70% of his Base Salary if performance goals are met, and that such percentage of Base Salary may be increased if and to the extent that performance goals for such plan year are exceeded. If he is deemed to be one of Parent's five highest-paid executive officers for any given year during the Employment Period, the Executive shall participate in Parent's Performance-Based Annual Bonus Plan as adopted by Parent's stockholders in 1997 (or any successor plan thereto), in lieu of the Annual Management Bonus Plan (or any successor plan thereto).

               (ii) 1997 BONUS. Parent and the Executive hereby agree that the Executive's bonus in respect

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of the period ending on December 31, 1997, shall be determined in accordance with the terms of PHS's existing bonus plan, which amount shall be subject to the attainment of the goals set forth in such plan and which amount must be fully budgeted and accrued for in the financial statements of PHS presented to Parent pursuant to the terms of the Merger Agreement.

               (iii) SIGNING BONUS. As soon as practicable, but in no event later than five (5) business days following the Effective Time, Parent shall pay to the Executive a lump sum in cash equal to $46,500 (net of applicable withholding tax).

               (iv) RETENTION BONUS. Parent shall pay to the Executive an aggregate amount in cash equal to $500,000 (such aggregate amount, the "Retention Bonus"), as follows: $250,000 (less applicable withholding tax) no later than five (5) days following the first anniversary of the Effective Time; and $250,000 (less applicable withholding tax) no later than five (5) days following the second anniversary of the Effective Time. The Retention Bonus shall become payable to the Executive only if he is employed hereunder upon such anniversary dates; PROVIDED, HOWEVER, that any portion of the Retention Bonus not yet paid to the Executive shall become immediately due and payable upon the Executive's Date of Termination (as defined herein) in the event that such termination of employment occurs prior to the second anniversary of the Effective Time and is (A) by Parent for other than "Cause" or (B) by the Executive for "Good Reason" (as each such term is defined herein).

          (c)  EQUITY-BASED INCENTIVE COMPENSATION.

               (i) The Executive hereby acknowledges and agrees that he will not be eligible for participation in any equity-based compensation or incentive plans of parent until after the third anniversary of the Effective Time, and except as provided in this Section 3(c)(i), the Executive is not entitled to be granted any equity-based awards during the three (3) year period commencing upon the Effective Time and ending upon the third anniversary thereof. In lieu of participation in Parent's equity-based compensation plans until the third anniversary of the Effective Time, Parent shall grant to the Executive, as of the Effective Time, a nonqualified option (the "Special Option") under Parent's 1997 Stock Option Plan (the "Parent Option Plan") to purchase an aggregate of

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150,000 shares of the common stock (the "Common Stock") of Parent on the terms and conditions set forth in the Option Agreement attached hereto as Exhibit A at an exercise price equal to the Fair Market Value (as defined in the Parent Option Plan) of the Common Stock as of the Effective Time.

               (ii) Beginning on the third anniversary of the Effective Time, for the remainder of the Employment Period, the Executive will be eligible to participate in Parent's equity-based compensation plans on terms, if any, to be determined by the Committee.

          (d) OTHER BENEFITS. During the Employment Period, the Executive shall be eligible to participate in savings, retirement, supplemental retirement, welfare (including without limitation medical, dental, hospitalization and life insurance, and short-term and long-term disability) and fringe benefit plans, practices, policies and programs of Parent on a basis no less favorable to the Executive than in effect with respect to similarly situated executives of Parent. Except as provided in the Merger Agreement, the Executive shall also be entitled to carry-over all accrued benefits, such as vacation and sick days, that he would have received from his former employment but for the fact of the termination of the Prior Agreements. During the Employment Period, Parent shall make available to the Executive, at its cost and expense, (i) a leased automobile on terms substantially similar to that in effect with respect to similarly situated executives of Parent, which terms shall include reasonable insurance and maintenance costs and (ii) membership at two (2) private clubs in New York City, which memberships shall be used by the Executive for the purposes of business entertainment on behalf of Parent.

     4. EXPENSES. Parent shall reimburse the Executive for all reasonable expenses, including expenses for first-class air travel, other travel and entertainment and parking fees in New York City, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board. Parent shall also pay all reasonable legal expenses of the Executive, up to a maximum of $15,000, that are incurred in connection with negotiating this Agreement.

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     5.  TERMINATION OF EMPLOYMENT.

          (a) DEATH. The Employment Period shall be terminated automatically by Parent upon the Executive's death during such period, in which case the Executive shall be entitled to the payment and benefits set forth in Section 6(d) of this Agreement.

          (b) BY PARENT FOR CAUSE. Parent may terminate the Executive's employment hereunder for Cause, in which case the Executive shall be entitled to the payments and benefits set forth in Section 6(d) of this Agreement.

          For purposes of this Agreement, "Cause" includes, without limitation, acts of dishonesty, insubordination, incompetence or moral turpitude, conviction of a felony which is materially and demonstrably injurious to the Company, habitual drunkenness, narcotic drug addiction, or other material misconduct of any kind. Poor performance of the Company shall not, in and of itself, be considered "Cause." In the event that the Executive receives a Notice of Termination for Cause in accordance with Sections 5(f) and 10(b) hereof which indicates that the Executive has acted (or failed to act) in a manner constituting insubordination, incompetence or other material misconduct, the Executive shall have the opportunity, during a fourteen (14) day period beginning on the date of receipt of such Notice, to cure such act or failure to act. Further, actions taken at the direction of the Board, or actions based on the recommendations of Parent's legal counsel or qualified outside advisors shall be presumed to be taken in good faith and for the best interest of the Company.

          (c) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment hereunder for Good Reason, unless Parent shall have previously delivered to the Executive written notice that Cause exists (except that such notice shall not be required in the case of a termination resulting from the Executive's conviction of the type of felony set forth in Section 5(b) above), in which case the Executive shall be entitled to the payments and benefits set forth in Section 6(a) or 6(b) of this Agreement, as applicable. For purposes of this Agreement, "Good Reason" shall mean (i) a reduction in the Executive's reporting duties, such that he no longer reports directly to the President of Parent; (ii) a material reduction by Parent in the Execu-

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tive's annual base salary as in effect on the date hereof (except for across-the-board salary reductions similarly affecting all senior executives of Parent); (iii) the relocation of the Executive's Principal Place of Employment to a location more than 50 miles from the Executive's Principal Place of Employment (except for required travel on Parent's or PHS's business); or (iv) the failure by Parent to pay to the Executive any portion of the Executive's compensation (except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of Parent) within five (5) business days of the date such compensation is due. In order for any termination for Good Reason to be effective, the Executive shall have delivered to Parent written notice of the act or failure to act giving rise to such termination for Good Reason within thirty (30) days following the first occurrence of such event or condition, and Parent shall have been given ten (10) business days from the receipt of such written notice to cure such act or failure to act.

          (d) BY PARENT OTHER THAN FOR CAUSE OR DEATH. Notwithstanding any other provision of this Agreement, Parent may terminate the Executive's employment other than for Cause or death, in which case the Executive shall be entitled to the payments and benefits set forth under Section 6(a) or 6(b) of this Agreement, as applicable.

          (e) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. Notwithstanding any other provision of this Agreement, the Executive may terminate his employment other than for Good Reason, in which case the Executive shall be entitled to the payments and benefits set forth under Section 6(d) of this Agreement.

          (f) NOTICE OF TERMINATION. Any termination by Parent or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in paragraph (g) of this Section 5) is other than the date of receipt of such

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notice, specifies the termination date (which date shall be not more than thirty
(30) days after the giving of such notice).

          The failure by the Executive or Parent to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

          (g) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment hereunder is terminated by Parent other than on account of death, or by the Executive other than for Good Reason, the date on which Notice of Termination is delivered and
(iii) if the Executive's employment is terminated by reason of death, the date of death.

     6.   OBLIGATIONS OF PARENT UPON TERMINATION.

          (a) TERMINATION DURING FIRST TWO YEARS OF TERM BY THE EXECUTIVE FOR GOOD REASON OR BY PARENT OTHER THAN FOR CAUSE. If, during the first two (2) years of the Term, the Executive shall terminate his employment for Good Reason or Parent shall terminate the Executive's employment for any reason other than Cause or death, the Executive shall be entitled to the following benefits:

               (i) Parent shall pay to the Executive all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the Date of Termination and a lump sum amount in cash equal to the sum of (A) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay and (C) any other amounts due the Executive as of the Date of Termination, in each case to the extent not theretofore paid (hereinafter referred to as the "Accrued Obligation"). The amounts specified in this Section 6(a)(i) shall be paid within thirty (30) days after the Date of Termination; and

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               (ii)  in lieu of any severance benefit otherwise payable to the
Executive,

                    (A) Parent shall pay to the Executive, within five (5) days following the Date of Termination, a lump sum amount in cash equal to the product of (x) the Executive's Base Salary as in effect as of the Date of Termination and (y) (I) if such termination is by the Executive under Section 5(c)(i) hereof, the number two (2) or (II) if such termination is by the Executive under clause (ii), (iii) or (iv) of paragraph 5(c) hereof (or by Parent other than for Cause or death), the number 2.99; and

                    (B) for a period of one (1) year following the Date of Termination, Parent shall continue to provide the Executive and his dependents with medical (including hospital, surgical, and major medical) insurance coverage as in effect as of the Date of Termination; PROVIDED, HOWEVER, that Parent's obligation to provide benefits under this Section 5(a)(ii)(B) shall be reduced to the extent similar benefits are provided by a subsequent employer.

          (b) TERMINATION DURING REMAINDER OF TERM BY THE EXECUTIVE FOR GOOD REASON OR BY PARENT OTHER THAN FOR CAUSE OR DEATH. During the period commencing on the second anniversary of the Effective Time and continuing until the end of the Term (as such Term may be extended), if the Executive shall terminate his employment for Good Reason or Parent shall terminate the Executive's employment for any reason other than Cause or death, the Executive shall be entitled to the following benefits:

               (i) Parent shall pay to the Executive a lump sum amount in cash equal to the Accrued Obligation; and

               (ii) in lieu of any severance benefit otherwise payable to the Executive,

                    (A) Parent shall pay the Executive a lump sum amount in cash, within five (5) days following the Date of Termination, equal to the product of (x) the Executive's Base salary as in

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          effect as of the Date of Termination and (y) the number one and one-half (1.5); and

                    (B) for a period of one (1) year following the Date of Termination, Parent shall continue to provide the Executive and his dependents with medical (including hospital, surgical, and major medical) insurance coverage as in effect as of the Date of Termination; PROVIDED, HOWEVER, that Parent's obligation to provide benefits under this Section 5(b)(ii)(B) shall be reduced to the extent similar benefits are provided by a subsequent employer.

               (c) NON-RENEWAL OF TERM. In the event that either party gives notice that it will not renew or extend the Term (as such Term may be extended), Parent shall, within five (5) business days following the expiration of the Term, pay the Executive a lump sum amount in cash equal to (i) the Accrued Obligation and (ii) the product of (A) the Executive's Base Salary as in effect as of the date of the expiration of the Term and (B) the number one and one-half (1.5).

               (d) TERMINATION FOR OTHER REASON. If the Executive's employment shall be terminated by Parent for Cause or death, or by the Executive other than for Good Reason, Parent shall have no further obligations to the Executive under this Agreement other than the obligation to pay the Executive the Accrued Obligation.

               (e) GROSS-UP IN CONNECTION WITH THE MERGER. If any of the payments or benefits received or to be received by the Executive in connection with the Merger (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with PHS or Parent (such payments or benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the "PHS Total Payments") will be subject to the excise tax (the "Excise Tax") imposed pursuant to section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Parent shall pay to the Executive an additional amount, in cash (the "Gross-Up Payment"), such that the net amount retained by the Executive, after deduction of any Excise Tax on the PHS Total Payments and any federal, state and local income and employment taxes and Excise Tax upon any Gross-Up Payment, shall be equal to the Total Payments.

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     For purposes of determining whether any of any PHS Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the PHS Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive, paid for by Parent and selected by the accounting firm which is Parent's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the "Base Amount," as defined in section 280G(b)(3) of the Code, allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6(e), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to Parent, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), plus

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interest on the amount of such repayment at the rate provided in section
1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Parent shall make an additional Gross-Up Payment in cash in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and Parent shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the PHS Total Payments.

     7. FULL SETTLEMENT; NO MITIGATION. Except as provided in Sections 6(a)(ii)(B) and 6(b)(ii)(B) hereof, Parent's obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which Parent may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement.

     8.   CONFIDENTIAL INFORMATION; NON-COMPETITION.

          (a) During the Employment Period and at all times thereafter, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company) confidential information, proprietary data and customer lists of Parent or PHS, except as required by applicable law or legal process; provided, however, that "confidential information, proprietary data and customer lists" shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Parent. The Executive

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agrees to deliver to Parent at the termination of his employment all memoranda, notes, plans, records, lists, reports and other documents (and copies thereof) relating to the business of Parent and PHS which he may then possess or have under his control.

          (b) (i) During the Employment Period, the Executive shall not engage in "Competition" with Parent. For purposes of this Agreement, Competition by the Executive shall mean the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of Parent as the same shall be constituted at any time during or following the Term (and any extensions thereof).

               (ii) For the twelve (12) month period following the Employment Period, the Executive shall not engage in Competition (as defined above and modified herein for purposes of this subsection (b)(ii) only), with Parent in
(a) any locality or region of the United States, and (b) any substantive area, for which the Executive had responsibility during the Employment Period; PROVIDED, that it shall not be a violation of this sub-paragraph for the Executive to become the registered or beneficial owner of up to two percent (2%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

               (iii) For the twelve (12) month period following the termination of this Agreement for any reason, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

                    (A) solicit from any customer doing business with Parent as of such termination, business of the same or of a similar nature to the business of Parent with such customer;

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                    (B)  solicit from any known potential customer of Parent
     business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by Parent, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such termination;

                    (C) solicit the employment or services of, or hire, any person who was known to be employed by or was a known consultant to Parent upon the termination of this Agreement, or within six (6) months prior thereto; or

                    (D) otherwise knowingly interfere with the business or accounts of Parent.

     9.   SUCCESSORS.

          (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of Parent, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon Parent, and their respective successors and assigns.

          (c) ASSUMPTION. Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent, as the case may be, would be required to perform this Agreement if no such succession had taken place. As used in this Agreement, Parent shall mean Parent, as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10.  MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of

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New York, without reference to its principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought.

          (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in the case of Parent, to Parent's headquarters and, in the case of the Executive, to the address on the signature page of this Agreement or, in either case, to such other address as any party shall have subsequently furnished to the other parties in writing. Notice and communications shall be effective when actually received by the addressee.

          (c) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration. The parties shall utilize the services of the American Arbitration Association ("AAA"). Pursuant to its standard procedures, the AAA shall appoint one neutral arbitrator from its panel of arbitrators, unless the parties mutually agree that a panel of three (3) arbitrators be appointed, which will make decisions by a majority vote. The arbitrator or arbitrators shall have the power to award all appropriate relief as if the claims heard in this proceeding had been brought in a state court of general jurisdiction over the specific claim in question. The arbitration hearing shall be conducted in New York, New York or another location agreed to by the parties in accordance with the rules of the AAA then in effect. A Judgment may be entered on the arbitrator's or arbitrators' award in any court having jurisdiction.

          (d) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (e) TAXES. Parent may withhold from any amounts due and payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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

          (f) NO WAIVER. Any party's failure to insist upon strict compliance with any provision hereof or the failure to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (g) ENTIRE AGREEMENT; SURVIVAL. This Agreement entered into as of the date hereof among Parent and the Executive and contains the entire agreement of the Executive and Parent or their respective predecessors or subsidiaries with respect to the subject matter of the Agreement, and all promises, representations, understandings, arrangements and prior agreements, including without limitation the Prior Agreements, are superseded by this Agreement. Any provision hereof which by its terms applies in whole or part after a termination of the Executive's employment hereunder shall survive such termination.

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

     IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to due authorization from its Board, the Company has caused this Agreement to be executed, as of the day and year first above written.

                              FOUNDATION HEALTH SYSTEMS, INC.


                              By: /s/ SIGNATURE
                                -----------------------------
                              Name:
                              Title:


                              ROBERT L. NATT


                              /s/ Robert L. Natt
                              -------------------------------
                              Address:  51 Tuckahoe Road
                                        Easton, CT  06612

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

                                                                    EXHIBIT A

                         NONQUALIFIED STOCK OPTION AGREEMENT
                      UNDER THE FOUNDATION HEALTH SYSTEMS, INC.
                                1997 STOCK OPTION PLAN


     Agreement made as of ______, 1998 (the "Grant Date"), between Foundation Health Systems, Inc., a Delaware corporation (the "Company") and Robert L. Natt, an employee of the Company or a Subsidiary of the Company (the "Optionee").

     Pursuant to the Foundation Health Systems, Inc. 1997 Stock Option Plan (the "Plan"), the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") has determined that the Optionee is to be granted, on the terms and conditions set forth herein, a nonqualified stock option (the "Option") to purchase shares of Class A Common Stock of the Company, par value $.001 per share (the "Common Stock"), and hereby grants such Option. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

          1. NUMBER OF SHARES AND OPTION PRICE. The Option is to purchase 150,000 shares of Common Stock (the "Option Shares") at a price of $[____] (the "Option Price"), which is equal to the fair market value of the Option Shares as of the Grant Date.

          2. EXERCISE OF OPTION. Subject to the accelerated vesting provisions contained in Sections 3(f) and (g) below, the Option shall become exercisable in cumulative installments on the dates (the "Vesting Dates") one year after the Grant Date to the extent of 33-1/3% of the Option Shares covered by the Option, and on each subsequent anniversary of the Grant Date to the extent of an additional 33-1/3% of the Option Shares covered by the Option, until the Option has become exercisable as to all of the Option Shares. The Option may be exercised only to purchase whole shares, and in no case may a fraction of a share be purchased.

          3.   TERM OF OPTION AND TERMINATION OF EMPLOYMENT.

               (a) GENERAL TERM. The term of the Option and this Option Agreement shall commence on the date hereof. The right of the Optionee to exercise the Option with respect to any Option Shares, to purchase any such Option Shares and all other rights of the Optionee with respect to any such Option Shares shall terminate on the tenth anniversary of the Grant Date, unless the Option has been earlier terminated as provided either in paragraphs (b) through (h) below or under the Plan.

               (b) DEATH OF OPTIONEE. If the Optionee shall die prior to the exercise of the Option, then:

                    (i) if the Optionee dies while employed by an Employer (as defined in the Plan), then the Option (subject to clause (v) below) may be exercised by the legatee(s) or personal representative of the Optionee at any time within one year after the Optionee's death;

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

                    (ii) if the Optionee's employment with the Employer was terminated due to a Disability (as defined in the Plan) and the optionee dies within one year after termination of employment, then the Option (subject to clause (v) below) may be exercised by the legatee(s) or personal representative of the Optionee any time during the remainder of the period during which the Optionee would have been able to exercise the Option pursuant to subsection (c) below had the Optionee not died;

                    (iii) if the Optionee retires pursuant to any retirement plan of the Employer or in the absence of any such plan, pursuant to the Committee's discretionary determination that such termination of employment shall be treated as retirement for purposes of the Plan and this Option Agreement, and the Optionee dies during the period after retirement when the Option was still exercisable by the Optionee, then the Option (subject to clause (v) below) may be exercised by the legatee(s) or personal representative of the Optionee at any time during the remainder of the period during which the Optionee would have been able to exercise the Option pursuant to subsection (d) below had the Optionee not died;

                    (iv) if the Optionee dies within three months after termination of employment by the Employer without Cause, as determined pursuant to Subsection 3(f), and clauses (ii) and (iii) above are not applicable, then the Option (subject to clause (v) below) may be exercised by the legatee(s) or personal representative of the Optionee at any time within one year after the Optionee's death; and

                    (v) the exercise of the Option after the termination of employment of the Optionee for any reason (including, but not limited to, termination by reason of death of the Optionee) is subject to the original expiration date of the Option.

               (c) DISABILITY. If the Optionee's employment with the Employer shall terminate prior to the exercise of the Option as a result of a Disability, then the Option (subject to clause (b)(v) above) may be exercised by the Optionee (or his or her personal representative) at any time within one year after the Optionee's termination of employment.

               (d) RETIREMENT. If the Optionee's employment with the Employer shall terminate prior to the exercise of the Option as a result of retirement pursuant to any retirement plan of the Employer or in the absence of any such plan, pursuant to the Committee's discretionary determination that such termination of employment shall be treated as retirement for purposes of the Plan and this Option Agreement, then the Option (subject to clause (b)(v) above) may be exercised at any time within one year after the Optionee's termination of employment.

               (e) TERMINATION BY THE EMPLOYER FOR CAUSE. If the Optionee's employment with the Employer shall be terminated by the Employer prior to the exercise of the Option for Cause (as defined in the Plan) then the Option shall immediately terminate.

               (f) TERMINATION BY THE EMPLOYER WITHOUT CAUSE. If prior to the exercise of the Option, the Optionee's employment with the Employer shall be terminated by the Employer without Cause (as defined in the Plan), then the Option shall become immediately exercisable in full and (subject to clause (b)(v) above) may be exercised at any time within three months after the Optionee's termination of employment.

               (g) TERMINATION BY THE OPTIONEE FOR GOOD REASON. If prior to the exercise of the Option, the Optionee's employment with the Employer shall be terminated by the Optionee for Good Reason pursuant to clause
     (ii), (iii) or (iv) of Section 5(c) of the Optionee's employment agreement with the Employer, dated as of December 31, 1997 (the "Employment Agreement"), the Option shall become immediately exercisable in full and (subject to clause (b)(v) above) may be exercised at any time within three months after the Optionee's termination of employment. The accelerated vesting provided for in the immediately preceding sentence shall be of no force and effect and the Option shall be subject to the terms of paragraph
     (h) below if the Optionee's employment with the Employer shall be terminated by the Optionee for Good Reason pursuant to clause (i) of
     Section 5(c) of the Employment Agreement.

               (h) TERMINATION FOR OTHER REASON. If prior to the exercise of the Option, the Optionee's employment with the Employer shall be terminated for any reason other than as set forth in paragraphs (b) through (g) above, then the Option (subject to clause (b)(v) above) held by the Optionee may be exercised at any time within one month after the Optionee's termination of employment.

               (i) EMPLOYMENT/ASSOCIATION WITH COMPANY COMPETITOR. If within six months after any termination of the Optionee's employment with an Employer, the Optionee undertakes any employment or activity with a Competitor (defined below) in the geographical area in which the Optionee performed services for the Employer (the "Market Area"), where the loyal and complete fulfilment of the duties of the competitive employment or activity would call upon the Optionee to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which the Optionee had access during his employment with the Employer, then:

                    (A)  the Option shall immediately terminate; and

                    (B) the Optionee shall promptly pay to the Company an amount of cash equal to the Gain Realized (as defined below) on any Option Shares acquired during the Restricted Period (as defined below).

     For the purposes of this clause (i), "Restricted Period" shall refer to the period of time commencing ninety days prior to such termination of the Optionee's employment and ending six months after such termination; "Gain Realized" shall equal the difference between (i) the Option Price applicable to the Option Shares and (ii) the greater of the Fair Market Value (as defined in the Plan) of the Option Shares (x) on the date of acquisition of such Option Shares or (y) on the date such competitive activity with a Competitor was commenced by the Optionee; and "Competitor" shall refer to any health maintenance organization, health care management company, physician group, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any Subsidiary. It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this clause (h) are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

          4. NOTICES. Any notice required or permitted under the Plan shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at the last known address set forth in the records of the Company or such other address as the Optionee may designate in writing to the Company.

          5. FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Option Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

          6. INCORPORATION OF PLAN; ENTIRE AGREEMENT. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement are subject to all terms and conditions of the Plan. This Option Agreement and the Plan, taken together, constitutes the entire agreement between the parties relating to or effecting the Option, and no promises, terms, conditions or obligations other than those contained in this Option Agreement or the Plan shall be valid or binding. Any prior agreements, statements or promises, either oral or written, made by any party or agent of any party relating to or effecting the Option that are not contained in the Option Agreement or the Plan are of no force or effect.

          7. RIGHTS OF A STOCKHOLDER. The Optionee shall have no rights as a stockholder with respect to any Option Shares unless and until certificates for shares of Common Stock are issued to the Optionee.

          8. CHANGE OF CONTROL. Section 6.8 of the Plan provides for the acceleration of exercisability of Options in the event of a Change in Control, as such term is defined in the Plan. The Optionee hereby acknowledges that the Committee retains the right to determine whether the acceleration of exercisability provided for in said Section 6.8 shall have occurred with respect to the Option (notwithstanding the provisions of such Section 6.8) in those instances (unless otherwise determined by the Board) in which (A) the holders of the Common Stock immediately prior to an Approved Transaction or Control Purchase (as defined in the Plan) own more than 50% of the voting common stock of the surviving corporation immediately after such Approved Transaction or Control Purchase, (B) the holders of all classes of common stock of the Company immediately prior to an Approved Transaction or Control Purchase own more than 50% of the total equity of the surviving corporation immediately after such Approved Transaction or Control Purchase,
(C) the Approved Transaction or Control Purchase does not result in a Board Change and (D) the Approved Transaction or Control Purchase does not result in a substantial change in the executive officers of the Company.

          9. RIGHTS TO TERMINATE EMPLOYMENT. Nothing in the Plan or in this Agreement shall confer upon the Optionee the right to continue in the employment of an Employer or affect any right which an Employer may have to terminate the employment of the Optionee. The Optionee specifically acknowledges that the Employer intends to review Optionee's performance from time to time, and that the Company and/or the Employer has the right to terminate Optionee's employment at any time, including a time in close proximity to a Vesting Date, for any reason, with or without cause.

          10. AMENDMENT. The Board may terminate or amend the Plan at any time, provided, however, that the termination or any modification or amendment to the Plan shall not, without the consent of the Optionee, affect the rights of the Optionee under this Agreement.

          11. COMPLIANCE WITH APPLICABLE LAW. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action, is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

          12. DECISIONS OF BOARD OF DIRECTORS. The Board of Directors or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

          IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date and year set forth above.

                         FOUNDATION HEALTH SYSTEMS, INC.


                         By:___________________________
                         Name:  Jay M. Gellert
                         Title: President and Chief Operating Officer


                         THE UNDERSIGNED OPTIONEE HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT (I) HE/SHE IS AN EMPLOYEE AT WILL AND MAY BE TERMINATED BY THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE, (II) THE OPTION MAY NOT BE EXERCISED WITH RESPECT TO ANY OPTION SHARES THAT ARE NOT OR DO NOT BECOME VESTED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT ON THE DATE OF ANY SUCH TERMINATION AND (III) THE OPTION MAY BE EXERCISED WITH RESPECT TO OPTION SHARES THAT ARE OR MAY BECOME VESTED ON THE DATE OF ANY SUCH TERMINATION ONLY TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT.

                         IN ADDITION, THE UNDERSIGNED OPTIONEE HEREBY
                         ACKNOWLEDGES THAT THIS OPTION GRANT IS MEANT TO BE A THREE-YEAR "MEGA-GRANT" AND THAT HE WILL THEREFORE NOT BE CONSIDERED FOR ANY FUTURE OPTION, S.A.R. OR RESTRICTED STOCK GRANTS UNTIL THREE YEARS AFTER THE GRANT DATE.

                         The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Foundation Health Systems, Inc. 1997 Stock Option Plan incorporated by reference herein.


                         ___________________Optionee